Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee Cole, Chairman, President and Chief Executive Officer

Calavo Growers, Inc., (805) 525-1245

A STATEMENT FROM CALAVO GROWERS, INC. (Nasdaq-GS: CVGW)

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER LEE E. COLE

REGARDING THE THOMAS FIRE IN VENTURA AND SANTA BARBARA COUNTIES

Cole stated:

“Our thoughts are with those whose lives and properties have been impacted by the recent California fires, including some of Calavo’s own employees and growers.

“Calavo is a proud and longstanding member of the Ventura County community with multiple facilities located in Santa Paula, most notably its corporate headquarters. Thankfully, none of our facilities sustained damage and disruption to operations was minimal.

“It is important to note that Calavo is not an avocado grower itself, and does not own any farmland in the region. However, we anticipate that there will be some effect on our local growers’ seasonal avocado crops. We are and will continue to closely monitor the situation, but it is too early to assess what impact the fire will have on the California avocado harvest.”

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. The company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in

1924, Calavo serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide.

Calavo CEO Cole Thomas Fire Statement/2-2-2

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation and Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on international products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Source: Calavo Growers, Inc.